OPERATING AGREEMENT

OF

MASUBI LLC

This Operating Agreement (this "Agreement") of MASUBI LLC (the "Company"), dated as of July __, 2002, has been adopted by the original Members of the Company. This Agreement, as it may be amended from time to time, shall be binding on any person who at the time is a Member, regardless of whether or not the person has executed this Agreement or any amendment hereto.

RECITALS

A. The Company has been organized as a Delaware limited liability company by the filing of a certificate of organization with the Department of State of the State of Delaware under and pursuant to the Delaware Limited Liability Company Act, 6 Del. C. s.s. 18-101, et seq., as amended from time to time (the "Act").

B. The Company has issued to Merlin Software Technologies International, Inc., a Nevada corporation ("Merlin") 401,000 shares of the Company's Common Stock, and 275,000 shares of the Company's Series A Convertible Preferred Stock and warrants to purchase 100,000 shares of the Company's Common Stock in consideration for a capital contribution in the form of US$ 250,000 in cash and a grant of a license to use Merlin's software relating to the Essential Server and the digital video recorder technology.

C. The Company on even date herewith is issuing to SDS Merchant Fund, L.P., a Delaware limited partnership ("SDS") 25,000 shares of the Company's Series A Convertible Preferred Stock in consideration for a capital contribution in the form of US$ 250,000 in cash to be deposited with an escrow agent pursuant to an Escrow Agreement.

D. As of the date hereof, Merlin has outstanding bridge obligations, both documented and undocumented, to SDS, in aggregate principal and accrued interest of not less than US$ 3,600,000, of which $2,750,000 is to be applied toward the purchase of Series A Convertible Preferred Stock from Merlin as follows. Merlin on even date herewith is selling to SDS, and SDS is purchasing all of the shares of Series A Convertible Preferred Stock owned by Merlin in consideration for the exchange of US$ 2,750,000 in the form of bridge obligations previously advanced to Merlin.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Purpose. The object and purpose of, and the nature of the business to be conducted and promoted by, the Company is engaging in any lawful act or activity for which limited liability companies may be formed under the Act, and engaging in any and all lawful activities necessary or incidental to the foregoing.

2. Members. The names and addresses of the Members, the capital contribution to the Company contributed by each Member, and the number and class of Units received by each Member in return for each of their respective capital contributions are listed on Annex A. A person (as that term is defined in Annex B) who is not already a Member and who acquires a previously outstanding Unit or Units in accordance with this Agreement shall automatically be admitted as a Member; other persons may be admitted from time to time upon the issuance to them of a Unit or Units on such terms as are fixed by the Managers (each, a "Director, and collectively the "Board"). It shall not be necessary for persons who are subsequently admitted as Members or who acquire any or all of an existing Member's Units to execute this Agreement either by counterpart or amendment. The Company's current capitalization table, which sets forth the name of each holder of Units of the Company and the type and number of Units held by each such holder is set forth on Annex C. When any person is admitted as a Member or ceases to be a Member, the Board shall prepare revised versions of Annex A and Annex C and distribute them to all the Members. The rights, preferences, privileges and restrictions granted to and imposed upon the Common Units and the Series A Preferred Units are set forth in Annex B. In this Agreement, Common Units shall also be referred to as "Common Stock" and "Series A Preferred Units" shall also be referred to as "Series A Convertible Preferred Stock" (either of which may be referred to as "Stock" or "Capital Stock"). Members shall also be referred to as "Stockholders".

3. Authorized Shares. The total number of shares of all classes of Stock which the Company shall have authority to issue is 3,000,000, consisting of 1,500,000 shares of Common Stock and 1,500,000 shares of Series A Convertible Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed upon the Common Stock and the Series A Convertible Preferred Stock are set forth in Annex B.

4. Evidence and Transfer of Stock. The Stock shall be represented by certificates. Transfers of Stock shall be made on the stock register of the Company. A transfer of Stock certificate shall be made upon surrender of the certificate, endorsed or accompanied by a stock power executed by the person named in the certificate or by an attorney lawfully constituted in writing. Stock certificates shall be in such form as approved by the Board, and shall state that the Company is organized under the laws of Delaware, the name of the person to whom issued, and the number and class of Stock and the designation of the series (if any) that the certificate represents. The Stock certificates shall be numbered and registered in the records of the Company as they are issued, and shall be signed by two officers of the Company. The holder of any Stock certificate shall immediately notify the Company of any loss, destruction or mutilation of the certificate, and the Board may, in its discretion, cause a new certificate to be issued to the holder.

5. Preferential Cash Sweep. In addition to the distribution of dividends by the Company in accordance with the provisions set forth in Annex B, the Company shall also distribute to: (a) the holders of Series A Convertible Preferred Stock as dividends two-thirds of the Available Cash (as defined herein) and (b) the holders of Common Stock as dividends one-third of the Available Cash, until the earlier of:

(i) the five year anniversary from the date hereof, or

(ii) the dividends distributed to the holders of Series A Convertible Preferred Stock solely under this Section 5 and without regard to the dividends required pursuant to Annex B shall in the aggregate equal US$ 6,000,000.

"Available Cash" shall mean the amount of the Company's after tax income in excess of the sum of (a) US$ 2,000,000 and (b) the reserve amount set aside for capital requirements as determined in accordance with the Operating Plan (as defined herein) by the Board. For purposes of this Section 5, the amount of such after tax income shall be determined by the Company's independent public accountants based upon generally accepted accounting principles consistently applied and shall be subject to the review and approval of the Board.

6. Term. The term of existence of the Company shall commence on the effective date of the filing with the Secretary of State of the State of Delaware of the Certificate of Formation of the Company and shall thereafter continue indefinitely.

7. Management.

(a) Operating Committee; Operating Plan. Within thirty (30) after the date hereof, Merlin shall nominate three persons, subject to SDS's approval, to a committee (the "Operating Committee"). Within a reasonable time after the date hereof, but in any event, within ninety (90) calendar days after the date hereof, the Operating Committee, without imposing a burden on Merlin, shall prepare an operating plan (the "Operating Plan") that is acceptable to not less than two-thirds of the Directors. The Operating Plan shall set forth with reasonable specificity the operating and capital budget and projected earnings before interest, taxes, depreciation and amortization, as determined in accordance with applicable generally accepted accounting principles, consistently applied ("EBITDA") for the first six months of operations of the Company. Notwithstanding anything else to the contrary in this Agreement, neither the Company nor any of its officers or Directors, without the prior written consent of two-thirds of the Directors, may disburse cash or other forms of payments for or make any form of distributions, nor enter into, nor bind the Company with respect to, any commitments or obligations of the Company requiring expenditures by the Company that will result in or may result in, greater than 25% negative variance from the EBITDA or 25% variance in expenditures budgeted in the Operating Plan.

(b) Exclusive Responsibility. The business and affairs of the Company shall be managed by or under the direction of the Board. Notwithstanding the foregoing, SDS shall have the right to approve certain expenditures and certain transactions by the Company or its officers as set forth herein and in Annex B. Other than as provided herein and in Annex B, a Stockholder, as such, shall not take part in, or interfere in any manner with, the management, conduct or control of the business and affairs of the Company, and shall not have any right or authority to act for or bind the Company. The Company may act only by actions taken by or under the direction of the Board in accordance with this Agreement.

(c) Manner of Acting. The Board shall consist of five members. Except as provided for in Section 7(a) hereof, any act by the Board shall require the majority vote by the Directors.

(d) Vacancies and Removal. Directors shall be elected at any annual or special meeting of Stockholders (or by written consent in lieu of a meeting of Stockholders) and shall serve until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

(i) Bankruptcy of Merlin. Upon the filing of a bankruptcy by or against Merlin, whether voluntary or involuntary, notwithstanding the provisions set forth in that certain Stockholders Agreement, dated on even date herewith, between Merlin and SDS and any other parties that may become a party thereto from time to time (the "Stockholders Agreement"), a sufficient number of Directors shall be removed from office to permit the following individuals to assume the positions of Director:

(A) three individuals nominated by the affirmative vote of a Majority in Interest (as defined in the Stockholders Agreement) of the holders of Series A Convertible Preferred Stock; and

(B) two individuals nominated by the affirmative vote of a Majority in Interest of the holders of Common Stock and thereafter, all Stockholders shall vote in favor of causing and maintaining the election to the Board the individuals described in subparagraphs (A) and (B) above, notwithstanding the provisions set forth herein or in the Stockholders Agreement.

(e) Meetings of the Board. The Company shall cause regular meetings of its Board to be held at least quarterly, with sufficient notice to the holders of Series A Convertible Preferred Stock and Common Stock as to the time and place of each such meeting. Except as otherwise required by law, (i) any one Director shall have the right to call a meeting of the Board or the Stockholders of the Company, (ii) a quorum for a meeting of the Board or any committee thereof shall require the attendance of the holders of the Series A Convertible Preferred Stock, and (iii) members of the Board or any committee thereof, may participate in any meeting of the Board or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

8. Officers. The Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officers of the Company shall be appointed only with the approval of two-thirds of the Directors.

9. Title to Company Property. All real and personal property shall be acquired in the name of the Company and title to any property so acquired shall vest in the Company itself rather than in the Stockholders.

10. Tax Elections. The Board may make any tax elections for the Company allowed under the Internal Revenue Code of 1986, as amended, or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company.

11. Transferability of Stock. Subject to that certain Stockholder Agreement among the Company and the Stockholders, the Stock of any Stockholder is transferable either voluntarily or by operation of law and all or a portion of the Stock of a Stockholder may be sold, assigned, transferred, exchanged, mortgaged, pledged, granted, hypothecated, encumbered or otherwise transferred (whether absolutely or as security). Upon the transfer of the Stock of the Stockholder, the transferee shall be admitted as a Stockholder at the time of the transfer and shall obtain all of the rights appurtenant to being a Stockholder of the Company.

12. Dissolution.

(a) The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (i) majority vote of the Stockholders and the Majority Holders (as defined in Annex B) in favor of dissolution, or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b) Upon dissolution, the Company shall cease carrying on any and all activities other than the winding up of its business, but the Company is not terminated and shall continue until the winding up of the affairs of the Company is completed and a certificate of cancellation has been filed pursuant to the Act. Upon the winding up of the Company, the assets of the Company shall be distributed: (i) first to creditors, including any of the Stockholders if such Stockholder is a creditor, to the extent permitted by law, in satisfaction of the liabilities of the Company, whether by payment or the making of reasonable provision for payment thereof; and (ii) then to the remaining Stockholders, subject to the provisions set forth in Annex B. Such distributions shall be in cash or property or partly in both, as determined by the Board.

13. Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Delaware, without reference to the conflict of law rules of that or any other jurisdiction.

14. Entire Agreement. This Agreement represents the entire agreement between the Stockholders and the Company with respect to the subject matter hereof.

15. Amendment. This Agreement may be amended or modified only in accordance with the provisions set forth in Annex B.

16. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the heirs, personal representatives, successors and assigns of the Stockholders.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on July __, 2002, to be effective for all purposes as of the effective date and time of the filing of the Certificate of Formation.

STOCKHOLDERS:

MERLIN SOFTWARE TECHNOLOGIES INTERNATIONAL, INC., a Nevada corporation

By:/s/ signed

Name:

Title:

SDS MERCHANT FUND, L.P., a Delaware limited partnership

By:/s/ signed

Name:

Title:

  COMPANY:

MASUBI LLC, a Delaware limited liability company

By:/s/ signed

Name:

Title:

Annex A

Stockholder/Address	Capital Contribution	Type of Stock	Number of Shares
Merlin Software Technologies International, Inc. 4370 Dominion Street, 3rd Floor Burnaby, British Columbia Canada V5G 4L7	$250,000 Software License to source code relating to Essential Server and digital video recorder	Common Stock Series A Convertible Preferred Stock	401,000 275,000
SDS Merchant Fund, L.P. 53 Forest Avenue 2nd Floor Old Greenwich, CT 06870	$250,000	Series A Convertible Preferred Stock	25,000

Annex C

Stockholder/Address	Type of Stock	Number of Shares Currently Held
Merlin Software Technologies International, Inc. 4370 Dominion Street, 3rd Floor Burnaby, British Columbia Canada V5G 4L7	Common Stock	401,000
SDS Merchant Fund, L.P. 53 Forest Avenue 2nd Floor Old Greenwich, CT 06870	Series A Convertible Preferred Stock	300,000